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                                 EXHIBIT 23(A)

                             ARTICLES SUPPLEMENTARY

                             ARTICLES SUPPLEMENTARY
                          TO ARTICLES OF INCORPORATION
                        OF TRANSAMERICA INDEX FUNDS, INC.

         TRANSAMERICA INDEX FUNDS, INC., a Maryland corporation ("Corporation"), on behalf of its Board of Directors ("Directors"), hereby certifies to the Maryland Department of Assessments and Taxation as follows:

         FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         SECOND: Pursuant to 3rd Paragraph of the Corporation's Articles of Incorporation, the Corporation is authorized to issue Three Million (3,000,000) shares of Common Stock having a par value of one cent ($0.01) per share and the aggregate par value of $30,000 ("Shares") which are classified in the Corporation's Articles of Incorporation as follows: One Million Five Hundred Thousand (1,500,000) of the Shares are designated as Large Cap Index Common Stock; and One Million Five Hundred Thousand (1,500,000) of the Shares are designated and Mid Cap Index Common Stock.

         THIRD: The Board of Directors of the Corporation, at a meeting held on October 8, 2002, adopted resolutions whereby the Corporation increased the aggregate number of shares of capital (common) stock, which the Fund has the authority to issue from Three Million (3,000,000) Shares of the par value of one cent ($0.01) per share and the aggregate par value of $30,000.00 to One Hundred Fifty Million (150,000,000) Shares of the par value of ($0.01) per share and the aggregate par value of $1,500,000.00. The authorized but unissued shares of capital (common) stock were classified as follows: Seventy-Three Million Five Hundred Thousand (73,500,000) Shares of the authorized but unissued shares of capital (common) stock were classified as Large Cap Index and Seventy-Three Million Five Hundred Thousand (73,500,000) Shares of the authorized but unissued shares of capital (common) stock were classified as Mid Cap Index.

         FOURTH: The Shares of Common Stock so authorized and reclassified by the Directors of the Corporation shall have the powers, preferences, and rights, and qualifications, restrictions and limitations, specified in 3rd Paragraph of the Articles of Incorporation of the Corporation and shall be subject to all its provisions relating to the stock of the Corporation.

         FIFTH: The aforesaid Shares of Common Stock have been duly authorized and reclassified by the Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation and in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         IN WITNESS WHEREOF, the undersigned Secretary of Transamerica Index Funds, Inc., hereby executes these Articles Supplementary on behalf of the Corporation, acknowledges that these Articles Supplementary are the act of the Corporation, and certifies that, to the best of his knowledge, information and belief, all matters and facts set forth herein are true in all material respects, under the penalties of perjury.

Date:  October 16, 2002                      TRANSAMERICA INDEX FUNDS, INC.


                                             /s/ John K. Carter
                                             ------------------------------
                                             John K. Carter
                                             Vice President and Secretary

ATTEST:

/s/ Gayle A. Morden
--------------------
Gayle A. Morden
Assistant Secretary


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